Blue Bird Announces Election of Connor Wentzell
to the Company’s Board of Directors

MACON, Ga. December 4, 2018-- Blue Bird Corporation [NASDAQ:BLBD] announced the election of Connor Wentzell to the Company’s Board of Directors and as a member of its Compensation Committee, effective November 30, 2018.

Mr. Wentzell has served in the role of Vice President at American Securities LLC since 2018. Mr. Wentzell joined American Securities in 2014 as an associate. Prior to joining American Securities, Mr. Wentzell worked at Evercore Partners from 2012 to 2014, where he focused on mergers and acquisitions and strategic advisory assignments. Mr. Wentzell holds an A.B. degree in Economics from Harvard University and an M.B.A. degree from the University of Pennsylvania’s Wharton School of Business. Mr. Wentzell has been selected to serve on our board of directors based on his knowledge of the Company and his experience as an executive with private equity firms that invest in other manufacturing companies.

Mr. Wentzell replaces Michael Sand on the Company’s Board. Mr. Sand tendered his resignation from the Company’s Board of Directors effective November 30, 2018 in order to focus his efforts on other significant business ventures.

“We appreciate the support that Michael Sand has provided to Blue Bird over the past few years,” said Phil Horlock, President and CEO of Blue Bird. “Michael has contributed significantly in his capacity as a director on the Board and we are pleased that American Securities selected Connor as Michael’s replacement. We look forward to his perspectives and ideas to help Blue Bird continue to meet and exceed our goals.”

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact

Mark Benfield
Investor Relations & Government Affairs
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com